As filed with the Securities and Exchange Commission on April 1, 2021

Registration No. 333-239897

Registration No. 333-254234

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-239897

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-254234

Pandion Therapeutics, Inc.

(Exact name of issuer as specified in its charter)

Delaware	83-3015614
(State of incorporation)	(I.R.S. Employer Identification No.)

134 Coolidge Avenue Watertown, Massachusetts	02472
(Address of Principal Executive Offices)	(Zip Code)

2020 Stock Incentive Plan

2020 Employee Stock Purchase Plan

(Full title of plan)

Rita A. Karachun

President

Pandion Therapeutics, Inc.

134 Coolidge Avenue

Watertown, Massachusetts 02472

(617) 393-5925

(Name, address and telephone number of agent for service)

Copy to:

Catherine J. Dargan, Esq.

Michael J. Riella, Esq.

Covington & Burling LLP

One CityCenter

850 Tenth Street, NW

Washington, DC 20001-4956

+1 (202) 662 6000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

DEREGISTRATION OF COMMON STOCK

This Post-Effective Amendment (the “Post-Effective Amendment”) relates to the following Registration Statements on Form S-8 (collectively, the “Registration Statements”) filed by Pandion Therapeutics, Inc., a Delaware corporation (“Pandion”) with the Securities and Exchange Commission (the “SEC”):

•

Registration Statement No. 333-239897, filed on July 17, 2020, relating to the registration of 2,519,375 shares of common stock issuable under the 2020 Stock Incentive Plan and up to an additional 1,504,613 shares of common stock issuable under the 2020 Employee Stock Purchase Plan; and

•

Registration Statement No. 333-254234, filed on March 12, 2021, relating to the registration of 1,180,623 shares of common stock issuable under the 2020 Stock Incentive Plan and 295,156 shares of common stock issuable under the 2020 Employee Stock Purchase Plan.

On February 24, 2021, Pandion entered into an agreement and plan of merger (the “Merger Agreement”) with Panama Merger Sub, Inc., a Delaware corporation (“Purchaser”) and wholly-owned subsidiary of Merck Sharp & Dohme Corp., a New Jersey corporation (“Parent”), and Parent. Pursuant to the Merger Agreement, on April 1, 2021, Purchaser merged with and into Pandion with Pandion surviving the merger as a wholly-owned subsidiary of Parent.

As a result of the consummation of the transactions contemplated by the Merger Agreement, Pandion has terminated all offerings of its securities pursuant to the Registration Statements. In accordance with the undertakings made by Pandion in the Registration Statements to remove from registration by means of a post-effective amendment any securities that had been registered for issuance but remain unsold at the termination of the offering, Pandion hereby removes and withdraws from registration any and all securities registered pursuant to the Registration Statements that remain unsold as of the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to the Registration Statements described above to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Watertown, Commonwealth of Massachusetts, on the 1st day of April, 2021.

PANDION THERAPEUTICS, INC.

By:	/s/ Kelly Grez
Name:	Kelly Grez
Title:	Assistant Secretary

Note: Pursuant to Rule 478 of the Securities Act of 1933, as amended, no other person is required to sign this Post-Effective Amendment to the Registration Statements.